Ex. 10.5
PUDA COAL, INC.
2008 Equity Incentive Plan
Restricted Stock Unit Director Grant Agreement

This Restricted Stock Unit Director Grant Agreement (the “Agreement”) is entered into between Puda Coal, Inc., a Florida corporation (the “Company”), and ________ (the “Director”).

Pursuant to the terms of the 2008 Equity Incentive Plan (the “Plan”) the Company hereby awards to Director restricted stock units (“Restricted Stock Units”) on the terms and conditions as set forth in this Agreement and the Plan.  The grant date for this award is ________ (the “Grant Date”).  Capitalized terms used but not defined in this Agreement shall have the meaning specified in the Plan.

In consideration of the mutual promises set forth below, the parties hereto agree as follows:

1.      Award of Restricted Stock Units.  Subject to the terms and conditions of this Agreement and the Plan (the terms of which are incorporated herein by reference) and effective as of the Grant Date, the Company hereby grants to the Director                  Restricted Stock Units.  The Restricted Stock Units relate on a one-for-one basis to shares of the Company’s Common Stock (each such share, adjusted in accordance with Section 14 of the Plan, a “Share”).

2.      Vesting.  Restricted Stock Units vest (meaning that the Director’s right to the Restricted Stock Units become nonforfeitable and no longer subject to any service requirement) in two equal installments on                    and [every/the] six-month anniversary thereafter (each such date, a “Vesting Date”), provided that with respect to each Vesting Date the Director remains in continuous service on the Company’s Board of Directors (the “Board”) from the Grant Date through the Vesting Date.  The period between the Grant Date and the earlier of (a) the second Vesting Date referred to in the preceding sentence (b) the Termination Date (defined in Section 3 below), and (c) the date the Restricted Stock Unit terminates under Section 5 below in conjunction with Section 14(c) of the Plan (such date, the “Change in Control Date”) is referred to as the “Restricted Period.”

3.      Effect of Termination of Service; Forfeiture.  If the Director’s service as a member of the Board terminates for any reason or under any circumstances (including death or disability), the Director will vest in a pro rata portion of the Restricted Stock Units through the date of such service termination (the “Termination Date”) so that he or she will be treated as vested in that number of Restricted Stock Units that vested on each Vesting Date occurring prior to the Termination Date plus that additional number of Restricted Stock Units as he or she would have been vested in as of the Termination Date if the award had been subject to daily vesting for the 365-day period beginning on the last preceding Vesting Date and ending on the Termination Date and the remainder of the Restricted Stock Units shall be forfeited.  Upon forfeiture of Restricted Stock Units, the portion of the award so forfeited shall terminate and the Company shall have no obligation to issue any Shares in settlement of that portion of the award.

4.      Distribution.  Subject to any limitations set forth in this Agreement (including Sections 7 and 17) and the Plan, and subject to any deferral election made pursuant to Section 5 below, a number of Shares of Common Stock will be issued (“distributed”) to the Director in settlement of this Restricted Stock Unit equal to the number of then-vested Restricted Stock Units on (or as soon as practicable after, but in no later event later than the date that is forty-five (45) days after) the earlier of (a) the Vesting Date, (b) the Termination Date, or (c) the Change in Control Date (the earlier of such dates, and without regard to any deferral of such date pursuant to Section 5, the “Distribution Date”).  Subject to any deferral election made pursuant to Section 5 below, upon or as soon as practicable following the Distribution Date, stock certificates (including electronic representations of the same, the “Certificate”) evidencing the Shares issued upon settlement of vested Restricted Stock Units shall be issued and registered in the Director’s name and delivered to (or appropriate notice in the case of electronic Certificate delivered to) the Director (or in the case of the Director’s death, to the Director’s beneficiary or estate).

5.      Change in Control.  In the event of a Change in Control (as defined in the Plan and as modified by Section 17 below), the Board or Committee may, in its discretion, (i) provide for the assumption or substitution of, or adjustment (including to the number and type of Shares and purchase price applicable) to, each outstanding Award; (ii) terminate any restrictions on Stock Awards; and/or (iii) provide for the cancellation of Awards for a cash payment to the Director. For the purposes of this Section 14(c), an Award shall be considered assumed, without limitation, if, at the time of issuance of the stock or other consideration upon a Change in Control, as the case may be, each holder of an Award would be entitled to receive upon exercise of the Award the same number and kind of shares of stock or the same amount of property, cash or securities as such holder would have been entitled to receive upon the occurrence of the transaction if the holder had been, immediately prior to such transaction, the holder of the number of Shares covered by the Award at such time (after giving effect to any adjustments in the number of Shares covered by the Award as provided for in Section 14(a)); provided that if such consideration received in the transaction is not solely common stock of the successor corporation, the Administrator may, with the consent of the successor corporation provide for the consideration to be received upon exercise of the Award to be solely common stock of the successor corporation equal to the Fair Market Value of the per Share consideration received by holders of Common Stock in the transaction.

6.      Deferral Election.  Subject to any conditions deemed appropriate from time to time by the Committee (including suspension of the right to elect deferrals or to make changes to any existing deferral election), the Director may elect to defer the Distribution Date set forth in Section 4 above using the form attached as Exhibit A (or any successor form approved by the Administrator).

7.      Dividends.  Participants holding Restricted Stock Units shall be entitled to receive credit for cash dividends, stock dividends and other distributions paid during the Restricted Period with respect to the corresponding number of Shares of Common Stock underlying the Restricted Stock Units, provided that the fair market value of any such dividends or distributions shall be converted into an additional number of Restricted Stock Units (based on the Fair Market Value of the Common Stock at the time of such payment or distribution), which additional Restricted Stock Units shall be subject to the same forfeiture restrictions and restrictions on transferability as apply to, and shall be settled at the same time as, and subject to the same deferral elections as, the Restricted Stock Units with respect to which they relate.  Credit under this paragraph for any dividends paid during the Restricted Period shall be done as soon as practicable following the payment date for such dividend.

8.      Tax Withholding Obligations.  In such rare circumstances in which withholding is applicable, to meet any such obligations of the Company and Director that might arise with respect to any withholding taxes, FICA contributions, or the like under any federal, state, local or PRC statute, ordinance, rule, or regulation in or connection with the award grant, vesting, deferral, or settlement of the Restricted Stock Units, the Committee can, in the limited circumstances where appropriate, require that the Company withhold a number of shares of Common Stock otherwise deliverable having a Fair Market Value sufficient to satisfy the statutory minimum (or such higher amount as is allowable without adverse accounting consequences) of the Participant’s estimated total federal, state, local or PRC tax obligations associated with vesting or settlement of the Restricted Stock Units.  In such rare circumstances, the Company may also, in lieu of or in addition to the foregoing, at its sole discretion, either require the Director to deposit with the Company an amount of cash sufficient to meet the withholding requirements and/or withhold the required amounts from the Director’s pay during the pay periods next following the date on which any such applicable tax liability otherwise arises.  The Company shall not deliver any of the Certificates until and unless the Director has made the deposit required herein or proper provision for required withholding has been made. The Director hereby consents to any action reasonably taken by the Company to meet the withholding obligations.

9.      Restriction on Transferability.  Until the Distribution Date, the Restricted Stock Units may not be sold, transferred, pledged, assigned, or otherwise alienated at any time.  Any attempt to do so contrary to the provisions hereof shall be null and void.

10.    Rights as Shareholder.  Subject to Section 6 above with respect to dividend rights, the Director shall not have voting or any other rights as a stockholder of the Company with respect to the Restricted Stock Units prior to the Distribution Date. Upon the Distribution Date, the Director will obtain full voting and other rights as a shareholder of the Company.

11.    Administration.  The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules.  All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Director, the Company, and all other interested persons.  No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.

12.    Effect on Other Employee Benefit Plans.  The value of the Restricted Stock Units granted pursuant to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating the Director’s benefits under any director or other benefit plan sponsored by the Company or any Subsidiary except as such plan otherwise expressly provides.  The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Subsidiary’s director or other benefit plans.

13.    Amendment.  This Agreement may be amended only by a writing executed by the Company and the Director which specifically states that it is amending this Agreement. Notwithstanding the foregoing, this Agreement may be amended solely by the Committee by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to the Director, and provided that no such amendment adversely affects the rights of the Director (but limiting the foregoing, the Committee reserves the right to change, by written notice to the Director, the provisions of the Restricted Stock Units or this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to Restricted Stock Units which are then subject to restrictions as provided herein).  Notwithstanding anything else to the contrary in this Section 12 or in the Plan, any amendment to this Agreement shall be subject to the requirements of Section 16 below.

14.    Notices.  Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its stock administrator. Any notice to be given to Director shall be addressed to Director at the address listed in the Company’s records.  By a notice given pursuant to this Section, either party may designate a different address for notices.  Any notice shall have been deemed given when actually delivered.

15.    Severability.  If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid.  Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

16.    Construction.  The Restricted Stock Units are being issued pursuant to Section 11 of the Plan and are subject to the terms of the Plan.  A copy of the Plan has been given to the Director, and additional copies of the Plan are available upon request during normal business hours at the principal executive offices of the Company.  To the extent that any provision of this Agreement violates or is inconsistent with an express provision of the Plan, the Plan provision shall govern and any inconsistent provision in this Agreement shall be of no force or effect.

17.    Code Section 409A Matters.  This Restricted Stock Unit award is a nonqualified deferred compensation arrangement subject to Code Section 409A.  The Company has attempted in good faith to structure this Restricted Stock Unit award (including any deferral elections made in connection with such award) in a manner that complies with Section 409A, including the exemptions from and rules for permissible deferred payment rights thereunder.  There can be no assurance that the Internal Revenue Service will agree that this award complies with Section 409A and to the extent it does not agree the Director shall be fully responsible for any additional taxes, penalties and/or interest that might apply as a result of such adverse determination.  To the extent this award contemplates multiple Distribution Dates, each amount to be paid (Shares to be distributed) hereunder on any particular Distribution Date is designated as a separate payment and such payments will not collectively be treated as a single payment.  Any subsequent deferral election shall comply with the subsequent deferral election rules of Section 409A(a)(4)(C) (which, as relevant to this award, are set forth on the election form attached hereto as Exhibit A).  Notwithstanding anything else to the contrary in this Agreement or in the Plan, the Company may accelerate distribution of Shares under this Agreement only in accordance with Treas. Reg. §1.401A-3(j)(4).

Notwithstanding anything to the contrary contained in the Plan or this Agreement, any acceleration of the Distribution Date that occurs pursuant to Section 5 above and/or Section 14(c) of the Plan shall only occur on a Change in Control (as defined in the Plan) that qualifies as a “change in ownership or effective control,” or a “change in ownership of a substantial portion of the assets,” of the Company, all as defined under Code Section 409A.  In addition, for all purposes under this Agreement and to the extent permitted under Code Section 409A, the Director shall have a “separation from service” as defined under Code Section 409A upon the Termination Date.

18.    Miscellaneous.

(a)           This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.  The Company shall have no liability for failure to issue Shares pursuant to this Agreement unless it is able to do so in compliance with all Applicable Laws.

(b)           All obligations of the Company under the Plan and this Agreement, with respect to the Restricted Stock Units, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(c)           By signing this Agreement, the Director acknowledges that his or her personal employment or other service information regarding participation in the Plan and information necessary to determine and pay, if applicable, benefits under the Plan must be shared with other entities, including companies related to the Company and persons responsible for certain acts in the administration of the Plan.  By signing this Agreement, the Director consents to such transmission of personal data, as the Company believes is appropriate to administer the Plan.

(d)           To the extent not preempted by federal law of the United States, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement effective as of the day and year first above written.

“Director”	“Company” Puda Coal, Inc.

By
Name:
Title:

Exhibit A
PUDA COAL, INC.
RESTRICTED STOCK UNIT

DEFERRAL ELECTION

The following election constitutes an election by the undersigned (“you”) to defer payment of vested benefits and recognition of income pursuant to the Restricted Stock Unit (“RSU”) Director Grant Agreement (“Agreement”) between you and Puda Coal, Inc. (“Company”) under the Company’s 2008 Equity Incentive Plan.  This Deferral Election may be entered into prior to or, in limited circumstances (described below) following, the grant of your RSU in 2008.  Capitalized terms used but not defined have the meanings set forth in the Company’s standard form Agreement for Director RSU grants.

You understand you are not obligated to make a deferral election in the manner offered on this election form.  If you do not make a deferral election on this form, the Distribution Date of the RSU (the date the Shares subject to vested RSUs will be issued to you) will be the earlier of:

(a)	the Vesting Date of your RSU, or

(b)	your Termination Date (see Sections 2, 3 and 4 of the Agreement), or

(c)	the Change in Control Date (see Sections 2, 4, 5 and 17 of the Agreement and Section 14(c) of the Plan),

or as soon as practicable thereafter, but in no later event later than the date that is forty-five (45) days after the relevant date.

Even if you make a deferral election on this form, the Shares underlying your vested RSUs will be distributed to you (or your heirs or estate) earlier than the date(s) you elect in the event of (1) your death prior the elected distribution date(s), or (2) a Change in Control of the Company in which your RSUs are terminating under Section 5 of the Agreement.

I.           Deferral Election Made Prior to Grant Date of RSU.  To defer the Distribution Date of the RSU beyond the date specified in the second paragraph above, please select one of the following choices (A-E).

You agree to defer the Distribution Date applicable to your RSU so that the Shares underlying your vested RSU will be issued to you:

A.	________ In one installment on January 15, 20__ (but not before the Third Anniversary); or

B.	________ In _______ (not to exceed five) annual installments starting on January 15, 20__ (but not before the Third Anniversary); or

C.
________ In one installment on the date that is thirty (30) days following your Termination Date (the date that your service on the Company’s Board terminates other than as a result of your death) that occurs after the Third Anniversary; or

D.
________ In one installment on the earlier of (1) January 15 , 20__ (but not before the Third Anniversary) or (2) the date that is thirty (30) days following your Termination Date that occurs after the Third Anniversary; or

E.
________ In _______ (not to exceed five) annual installments starting on January 15, 20__ (but not before the Third Anniversary), unless your Termination Date occurs after the Third Anniversary but before distribution of the final installment under this Section E, in which case any Shares related to vested RSUs that have not yet been distributed shall be distributed in a single installment on the date that is thirty (30) days following your Termination Date.

Your election above shall become irrevocable as of the Grant Date and may be changed only in accordance with the requirements of Section II below.

II.           Deferral Election Made After the Date of Grant.  To defer the Distribution Date of the RSU beyond the date specified at the Grant Date (including any Deferral Election you previously made with respect to the RSU under Section I above), the following rules will apply to your Deferral Election and, to the extent your election under this Section II does not conform with these rules, your election will be void and the original Distribution Date or your prior election, as applicable, will continue to apply:

•
Your Deferral Election under this Section II will become irrevocable as of tenth (10th) day after it is delivered to the Company, subject to the Company’s review of the Deferral Election to ensure that it complies with all the requirements set forth herein, in the Agreement and in the Plan.

•	Your Deferral Election under this Section II will not be given effect until twelve (12) months and one day after the date on which it becomes irrevocable.

•
The date specified in your Deferral Election under this Section II must be after the date that is five (5) years after whichever of the following date(s) (the “Prior Distribution Date”) would have applied in the absence of your election under this Section II:  (a) the Third Anniversary, or (b) the last of the date(s) previously specified under a Deferral Election under Section I above.

You agree to defer the Distribution Date applicable to your RSU so that the Shares underlying your vested RSU will be issued to you:

A.	________ In one installment on January 15 , 20__ (but not before the Prior Distribution Date); or

B.	________ In _______ (not to exceed five) annual installments starting on January 15, 20__ (but not before the Prior Distribution Date); or

C.
________ In one installment on the earlier of (1) January 15 , 20__ (but not before the Prior Distribution Date) or (2) the date that is thirty (30) days following the fifth (5th) anniversary of your Termination Date (the date that your service on the Company’s Board terminates other than as a result of your death).

The Company shall have sole discretion to revise the terms of this election form, or the procedures with respect to making this election or any election change, to the extent the Company deems it helpful or appropriate to comply with applicable law.

[Director Name]

[Date]